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AMENDMENT NUMBER TWO TO SELECTIVE WAIVER AGREEMENT

THIS SECOND AMENDMENT TO THE SELECTIVE WAIVER AGREEMENT (the "Second Amendment") is hereby made as of February 7, 2005 by and between Alpharma, Inc., a Delaware corporation, with offices at One Executive Drive, Fort Lee, NJ 07024, ("ALO"), and Teva Pharmaceutical Industries Ltd., an Israel corporation, with offices located at 5 Basel Street, P.O. Box 3190, Petach Tikva, Israel 49131 ("Teva"). ALO and Teva are sometimes together referred to herein as the "Parties" and separately as a "Party."

WHEREAS, ALO and Teva entered into a certain Selective Waiver Agreement dated April 26, 2004 (the "Waiver Agreement") and contemporaneously therewith on April 26, 2004 the Parties respective Affiliates Purepac Pharmaceutical Co. ("Purepac") and Plantex USA, Inc. ("Plantex") entered into a certain Amended and Restated Supply Agreement (the "Supply Agreement")(the Waiver Agreement and the Supply Agreement are collectively referred to as the "Original Agreements");

WHEREAS, ALO and Teva entered into a certain amendment to the Waiver Agreement dated September 24, 2004 and letter agreement dated October 7, 2004; and

WHEREAS, the Parties desire to enter into this Second Amendment to make certain changes to the terms and conditions of the Waiver Agreement in order to better reflect the current mutual intent and desire of the Parties.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements set forth in the Waiver Agreement and this Second Amendment (and notwithstanding anything in the Original Agreement to the contrary), the Parties hereby agree as follows:

1.     Definitions. All capitalized terms used herein, unless otherwise defined herein, are defined in the Original Agreements. For the purposes of this Second Amendment, the following words and phrases shall bear the respective meanings assigned to them below (and cognate expressions shall bear corresponding meanings):

    "Lawsuit Termination" shall mean the entry of a final order by the United States Court of Appeals for the District of Columbia dismissing with prejudice the case entitled, Ivax Pharmaceuticals, Inc.("Ivax") v. Food and Drug Administration et al. and Purepac Pharmaceutical Co., Appeal No. 04-5320, prior to the issuance of a decision in that appeal by that Court.
    "Early Payment Sum" shall mean, with respect to each Product, the amount of ALO Margin generated during the period starting with the Ivax Launch Date through the end of the Margin Period.
    "Ivax Launch Date" shall mean, as applicable, the date on which Ivax makes its first commercial sale of its Capsule Product or its Tablet Product to an unaffiliated Third Party in an arms-length transaction in the Territory, provided, however, that in no event whatsoever shall such date be earlier than (i) March 23, 2005 for the Capsule Product, and (ii) April 29, 2005 for the Tablet Product.

2.     Amendment to Article I Interpretation and Definitions. Section 1.3(o) of the Waiver Agreement shall hereby be replaced in its entirety with the following new Section 1.3(o)

"(o) "Competing Product" shall mean, respectively with regard to Capsule Products and Tablet Products, any finished pharmaceutical product for sale in the prescription drug marketplace that contains the same active ingredient in the same dosage form and strength as such Product, other than:

          Products sold by ALO or Teva, or their respective Affiliates pursuant to this Agreement;

          finished pharmaceutical products sold under the brand name Neurontin®;

          Products sold by Ivax or its Affiliates pursuant to a selective waiver or Relinquishment agreement with ALO, but in no event whatsoever shall any such sale be earlier than the Ivax Launch Date for the respective Product ; or

(iv) an Authorized Generic Product.

For example, this would exclude any 100 mg, 300 mg and 400 mg gabapentin tablets that may be approved for Marketing in the Territory."

3.     Amendment to Article II Principal Terms. Section 2.2(a) of the Waiver Agreement shall hereby be replaced in its entirety with the following new Section 2.2(a):

"(a) The "ALO Margin" shall mean for each of the Products sold by Teva in the Territory during the applicable Margin Period the percentages of Teva's Net Sales set forth in Section 2.1 hereof, which amounts (less (i) the Early Payment Sum and (ii) any contributions that have been made pursuant to Section 5.3 hereof) shall only become payable to ALO **** days after a ****, if any."

4.     Amendment to Article II Principal Terms. Section 2.2 of the Waiver Agreement shall hereby be amended by adding thereto the following new subsection(h), which reads in its entirety as follows:

"(h) In the event of the Lawsuit Termination prior to the Ivax Launch Date, Teva shall pay ALO the Early Payment Sum within **** days after the conclusion of the applicable Margin Period with respect to each Product."

**** Indicates that material has been omitted pursuant to a request for confidential treatment and has been filed separtely with the Securities and Exchange Commission.

5.     Amendment to Article V Indemnification and Contribution.. Section 5.3 of the Waiver Agreement shall hereby be amended by adding thereto the following new subsection (e), which reads in its entirety as follows::

"(e) Notwithstanding the provisions of Sections 5.3(a) or 5.3(c) hereof to the contrary, in the event that Teva has paid ALO the Early Payment Sum, then the aggregate amounts payable by Teva pursuant to such Sections shall be reduced by the amount of such Early Payment Sum payment on a dollar-for dollar basis from the first sums otherwise required to be contributed by Teva thereunder, and after the full amount of such reduction has been reached Teva's obligation to make contributions thereafter pursuant to the terms of such Sections shall not be affected."

6.     Teva Consent. Teva hereby consents to ALO taking all action, after the Lawsuit Termination, necessary to permit Ivax, or any Affiliate of such corporation, to commence the sale of any and all forms of the Product from and after the respective Ivax Launch Date, including without limitation by way of a selective waiver in favor of Ivax of ALO's First to File Exclusivity rights or a Relinquishment of ALO's First to File Exclusivity rights in the event that FDA refuses to grant the selective waiver in favor of Ivax by the applicable Ivax Launch Date. For the purposes of clarity, if following the foregoing Relinquishment a Competing Product is Marketed in the Territory , then as provided in Section 1.1 (ee)(ii) of the Waiver Agreement, the Margin Period for such Product shall end (if not sooner terminated pursuant to subsection (i) thereof.

7.     Effective Date of the Amendment. The amendments to the Waiver Agreement set forth herein shall only become effective upon the date of the Lawsuit Termination.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed in multiple counterparts by its duly authorized representative.

ALPHARMA, INC. By:/s/ John Larocca Title: VP, Law, US Generics	TEVA PHARMACEUTICALS INDUSTRIES LTD. By /s/ George S. Barrett Title: President & CEO, Teva North America
By /s/ Richard Egosi Title: SVP General Counsel